Exhibit 11.1
STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE
AG-CHEM EQUIPMENT CO., INC. AND SUBSIDIARIES
(DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)



The per share computations are based on the weighted average number of common shares outstanding during the periods.

                                  Three Months Ended March 31,   Six Months Ended March 31,
                                  ----------------------------   --------------------------
                                     1998           1997           1998           1997
                                   -------        -------        -------        -------
Shares outstanding at                9,670          9,696          9,670          9,696
beginning of period

Issuance of common stock                --             --             --             --

Repurchase and retirement of
common stock
                                        (3)            (5)            (3)            (5)
                                   -------        -------        -------        -------

Shares outstanding at end of
period                               9,667          9,691          9,667          9,691
                                   =======        =======        =======        =======

Weighted average shares
outstanding                          9,667          9,691          9,668          9,694
                                   =======        =======        =======        =======

Net earnings                       $ 7,930        $ 8,287        $ 6,835        $ 9,281
                                   =======        =======        =======        =======

Earnings per common share
                                   $  0.82        $  0.86        $  0.71        $  0.96
                                   =======        =======        =======        =======


The Company has no common stock equivalents outstanding.